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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Cityscape Financial Corp.:

     We consent to the incorporation by reference in the Registration Statement on Form S-3 of Cityscape Financial Corp. of our report dated February 28, 1997, which report makes reference to the report of other auditors, relating to the consolidated statements of financial condition of Cityscape Financial Corp. and its subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period then ended, which report appears in the December 31, 1996 annual report on Form 10-K of Cityscape Financial Corp, and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG Peat Marwick LLP

New York, New York
June 30, 1997